Exhibit 99.1

Contacts: Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Stephanie Marks Lazar Partners, Ltd. (212) 867-1762 smarks@lazarpartners.com
(919) 941-5206
rkatz@icagen.com

ICAGEN PROVIDES UPDATE ON ICA-105665

RESEARCH TRIANGLE PARK, NC, March 31, 2009 – Icagen, Inc. (NASDAQ: ICGN) today announced that it has received notification from the FDA that, based on a review of certain preclinical data, ICA-105665 has been placed on partial clinical hold. This partial clinical hold relates to the development of ICA-105665 for epilepsy but does not pertain to studies of the compound for pain. The Company intends to conduct additional preclinical studies which it believes will address the issues raised in the partial clinical hold notification and thus enable the further development of ICA-105665 for epilepsy.

This action by the FDA was taken following its review of high-dose seven day toxicity studies performed at the request of the FDA. While in the standard six month rat and nine month monkey preclinical toxicology studies ICA-105665 was generally well tolerated, in the requested high-dose studies, which were completed and filed with the FDA during the fourth quarter of 2008, some animals exhibited abnormal movements. It was uncertain whether these findings represented an effect on central nervous system excitability or another type of abnormal movement related to general drug effects. The FDA has requested that Icagen further characterize the abnormal movements observed in animals prior to initiating additional studies in patients with epilepsy. Icagen plans to conduct these studies and will submit the resulting data along with the protocol for the Company’s planned proof-of-concept study in patients with photosensitive epilepsy to the FDA for review and approval.

As previously reported, the Company has completed a single ascending dose study in healthy volunteers and a multiple ascending dose study in healthy volunteers and patients. In all clinical studies conducted to date in both healthy volunteers and patients, ICA-105665 has been well tolerated, with no serious adverse events, no dose limiting toxicities, and no dropouts. Side effects were generally mild and of the types commonly reported with anti-epileptic drugs.

As noted, this partial clinical hold for epilepsy does not apply to the clinical development of ICA-105665 for the treatment of pain. Icagen plans to submit a protocol for the proof-of-concept pain study as required by the FDA for its review during the second quarter of this year.

Seth V. Hetherington, SVP of Clinical and Regulatory Affairs, stated, “ICA-105665 has shown broad-spectrum anti-seizure activity in multiple animal models, including in studies conducted by the National Institute of Neurological Disorders and Stroke at the National Institutes of

Health. Additionally, it has been generally well tolerated in healthy volunteers and patients with epilepsy to date. We believe that the questions raised by the FDA can be addressed in an expeditious manner. We are in the process of initiating the requested studies and plan to submit the data from these studies to the FDA for review as soon as they are available. We remain confident in the potential of ICA-105665 as a treatment for both epilepsy and pain, and look forward to working with the FDA as we seek to resolve these issues.”

Conference Call

Icagen will host a conference call to discuss its epilepsy and neuropathic pain program today at 8:30 a.m. Eastern Time.

Date:	Tuesday, March 31, 2009
Time:	8:30 a.m. Eastern Time
Dial-in (U.S. and Canada):	800-901-5218
Dial-in (International):	617-786-4511
Access code:	14989715

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 16, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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